Exhibit 99.2

BGC PARTNERS, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

REQUEST FOR WAIVER FORM

TO:	Investor Relations	DATE:
BGC Group, Inc.
499 Park Avenue
New York, New York 10022
Telephone: (212) 610-2426
Fax: (212) 308-6982

This Form is to be used only by applicants that are requesting approval to make a Cash Purchase under the Amended and Restated BGC Group, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) in excess of the $10,000 monthly maximum limit pursuant to a Request for Waiver. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the current prospectus relating to the Plan (the “Prospectus”).

A new Form must be completed each month the applicant wishes to make a Cash Purchase in excess of the $10,000 monthly maximum limit. BGC Group, Inc. (“BGC Group”) will not accept this Form unless it is completed in its entirety. BGC Group must receive this Form at the address or fax number set forth above no later than 2:00 p.m., Eastern Time, on the second business day prior to the first trading day of the Pricing Period. Funds for the purchase and the Company-approved copy of this Form must be received by the Administrator, Equiniti Trust Company, LLC, no later than the first business day prior to the first trading day of the Pricing Period.

The applicant submitting this Form hereby certifies that (i) the information contained herein is true and correct as of the date of this Form; (ii) the applicant has received a current copy of the Prospectus; (iii) the applicant shall submit a copy of this Form as approved by BGC Group to the Administrator; and (iv) the applicant shall make payment for the approved Cash Purchase amount as instructed by the Administrator. If required, the applicant must also submit, at this time, an Enrollment Form to the Administrator.

Applicant’s signature	Tax Identification Number(s) Date

Joint applicant’s signature	Address

Print name to appear on share certificate	City State Zip

Print joint names to appear on share certificate	Telephone Fax Number

Cash Purchase amount requested:

Instructions:

(1)

A Cash Purchase pursuant to a Request for Waiver approved by BGC Group may be made by check, electronic funds transfer or wire transfer. Please contact the Administrator for instructions regarding payment by electronic funds transfer and wire transfer.

(2)	An Enrollment Form must also be completed and delivered to Equiniti Trust Company, LLC if you are not currently enrolled in the dividend reinvestment option of the Plan.

(3)

Deliver an executed copy of this Form as approved by BGC Group and, if applicable, a check made payable to “Equiniti Trust Company, LLC—Amended and Restated BGC Group, Inc. Dividend Reinvestment and Stock Purchase Plan” to American Stock Transfer & Trust Company, LLC as follows:

By Regular Mail:	By Hand or Overnight Delivery:	By Fax:
Equiniti Trust Company, LLC P.O. Box 922 Wall Street Station New York, New York 10269-0560	Equiniti Trust Company, LLC ATTN: Shareholder Relations Department 6201 15th Avenue Brooklyn, New York 11219	718-921-8367

TERMS AS APPROVED BY BGC GROUP, INC.

By:		Date:
Name:
Title:

Cash Purchase amount: $

Shares purchased directly from the Company:	Yes ☐ No ☐

Threshold Price, if any:	per share

Waiver Discount, if any:	%

Pricing Period Extension Feature:	Yes ☐ No ☐

Continuous Settlement Feature:	Yes ☐ No ☐

2